EXHIBIT 10.30



                            ASSET PURCHASE AGREEMENT



                                  by and among

                         BLUE DOLPHIN PIPE LINE COMPANY,
                BUCCANEER PIPE LINE CO. AND MISSION ENERGY, INC.,
                          as the Blue Dolphin Companies



                                       and



                               WBI SOUTHERN, INC.,
                                    as Buyer

                          Dated as of February 25, 1999
      TABLE OF CONTENTS


ARTICLE I   SALE AND PURCHASE OF ASSETS   -2-
      1.01  AGREEMENT TO PURCHASE AND SELL      -2-
      1.02  PURCHASE PRICE    -2-
      1.03  CONDITIONAL CONSIDERATION     -3-
      1.04  CUSTOMER CONTRACTS      -4-
      1.05  EFFECTIVE TIME    -4-
      1.06  OTHER AGREEMENTS  -4-

ARTICLE II  CLOSING     -4-

ARTICLE III ACTIONS TAKEN AT THE CLOSING  -5-
      3.01  ACTIONS TAKEN BY THE BLUE DOLPHIN COMPANIES     -5-
      3.02  ACTIONS TAKEN BY BUYER  -6-

ARTICLE IV  REPRESENTATIONS BY AND WARRANTIES OF THE BLUE DOLPHIN
      COMPANIES   -6-
      4.01  THE BLUE DOLPHIN COMPANIES    -6-
            (a)   ORGANIZATION AND POWERS -6-
            (b)   AGREEMENTS AND CONSENTS -6-
            (c)   LITIGATION; ORDERS      -7-
            (d)   VALIDITY AND ENFORCEABILITY   -7-
            (e)   CONDITION OF ASSETS     -7-
            (f)   OWNERSHIP OF ASSETS     -7-
            (g)   GOVERNMENTAL LICENSES AND PERMITS   -7-
            (h)   CONTRACTS   -8-
            (i)   COMPLIANCE WITH LAWS    -8-
            (j)   ENVIRONMENTAL MATTERS   -8-
            (k)   NO BROKERS  -9-
            (l)   CONFORMITY OF COPIES    -9-
            (m)   NO CHANGES  -9-
            (n)   ACCURACY AS OF THE EFFECTIVE TIME   -9-
            (o)   NOT A RETAILER    -9-
            (p)   EMPLOYEES   -9-
            (q)   CORPORATE STRUCTURE     -9-
            (r)   FORECASTS AND PROJECTIONS     -9-
            (s)  DISCLOSURE OF OTHER MATTERS    -10-

      4.02  NO OTHER WARRANTIES     -10-

ARTICLE V   REPRESENTATIONS AND WARRANTIES OF BUYER   -10-
      5.01  BY BUYER    -10-
            (a)   ORGANIZATION AND POWERS -10-
            (b)   AGREEMENTS AND CONSENTS -10-

            (c)   LITIGATION; ORDERS      -11-
            (d)   VALIDITY AND ENFORCEABILITY   -11-
            (e)   NO BROKERS  -11-
            (f)   NO DISTRIBUTION   -11-
            (g)   CORPORATE STRUCTURE     -12-
            (h)   ACCURACY AS OF THE EFFECTIVE TIME   -12-

ARTICLE VI  ADDITIONAL COVENANTS    -12-
      6.01  PUBLIC ANNOUNCEMENTS    -12-
      6.02  TAX MATTERS -12-
      6.03  FURTHER ASSURANCES      -13-
      6.04  CASUALTY LOSS AND CONDEMNATION      -13-
      6.05  CONDUCT AND PRESERVATION OF BUSINESS      -13-
      6.06  RESTRICTIONS ON CERTAIN ACTIONS     -13-
      6.07  THIRD PARTY CONSENTS    -14-
      6.08  AMENDMENT OF SCHEDULES  -14-

ARTICLE VII ASSUMPTION AND INDEMNIFICATION      -15-
      7.01  ASSUMPTION OF LIABILITIES RELATING TO THE PURCHASED INTERESTS -15-
      7.02  INDEMNIFICATION BY THE BLUE DOLPHIN COMPANY     -15-
      7.03  INDEMNIFICATION BY BUYER      -15-
      7.04  NOTICE OF ASSERTED LIABILITY  -16-
      7.05  OPPORTUNITY TO DEFEND   -16-
      7.06  NEGLIGENCE AND STRICT LIABILITY WAIVER    -16-
      7.07  EXCLUSIVE REMEDY  -16-

ARTICLE VIII      MISCELLANEOUS     -17-
      8.01  SURVIVAL    -17-
      8.02  DUE DILIGENCE REVIEW    -17-
      8.03  COUNTERPARTS      -17-
      8.04  GOVERNING LAW     -17-
      8.05  ENTIRE AGREEMENT  -17-
      8.06  EXPENSES    -17-
      8.07  NOTICES     -17-
      8.08  SUCCESSORS AND ASSIGNS  -18-
      8.09  HEADINGS    -18-
      8.10  SEVERABILITY      -19-
      8.11  NO THIRD PARTY BENEFICIARIES  -19-
      8.12  CROSS-REFERENCES  -19-

                            ASSET PURCHASE AGREEMENT

      This Agreement is made and entered into as of the 25th day of February, 1999, by and among Blue Dolphin Pipe Line Company, a Delaware corporation ("BDPL"), Buccaneer Pipe Line Co., a Texas corporation ("BPC"), Mission Energy, Inc., a Delaware corporation doing business in Texas under the name "MEI Mission Energy, Inc." ("MEI") (BDPL, BPC, and MEI are sometimes collectively referred to herein as the "Blue Dolphin Companies" or singularly as a "Blue Dolphin Company"), and WBI Southern, Inc., a Delaware corporation ("Buyer").

                                   WITNESSETH:

      WHEREAS, BDPL is engaged in the business (the "Blue Dolphin Pipeline Business") of providing services relating to the transportation of natural gas and liquids through the Blue Dolphin Pipeline (as hereinafter defined);

      WHEREAS, MEI is engaged in the business (the "Shore Facilities Business") of providing services relating to the dehydration of natural gas and the separation and storage of liquids on and at the Land and the Shore Facilities (as hereinafter defined);

      WHEREAS, BPC is engaged in the business (the "Buccaneer Pipeline Business") of providing services relating to the transportation of liquids through the Buccaneer Pipeline (as hereinafter defined);

      WHEREAS, Buyer desires to purchase an undivided 1/6 of 8/8ths interest in the assets comprising the Blue Dolphin Pipeline Business, the Shore Facilities Business, and the Buccaneer Pipeline Business (collectively, the "Businesses"), and the Blue Dolphin Companies desire to sell to Buyer an undivided 1/6 of 8/8th interests in said assets on the terms and subject to the conditions set forth herein;

      WHEREAS, the Blue Dolphin Companies have previously sold an undivided 1/3 of 8/8ths interest in the Businesses to MCNIC Offshore Pipeline & Processing Company, a Michigan corporation ("MCNIC"), and, in connection therewith, have each entered into an Operating Agreement with MCNIC dated August 31, 1995 (collectively, the "Operating Agreements");

      WHEREAS, Black Marlin Energy Company, a Delaware corporation affiliated with the Blue Dolphin Companies ("BMEC"), has entered into that certain Purchase and Sale Agreement (the "Black Marlin Agreement") with Enron Pipeline Company ("Enron") and Blue Dolphin Energy Company, a Delaware corporation ("Blue Dolphin"), pursuant to which BMEC has agreed to purchase, and Enron has agreed to sell, all of the outstanding stock of Black Marlin Pipeline Company, a Texas corporation ("BMPC") (the "Black Marlin Purchase"), which purchase transaction is anticipated to close on or about March 1, 1999 (the "Black Marlin Closing"); and

      WHEREAS, WBI is acquiring an undivided 1/6 of 8/8ths interest (the "Black Marlin Interest") in the operating assets of BMPC on the date hereof.

      NOW, THEREFORE, in consideration of the premises and covenants herein contained, and the benefits to be derived herefrom, the parties hereby agree as follows:

                                    ARTICLE I

                           SALE AND PURCHASE OF ASSETS

      1.01 AGREEMENT TO PURCHASE AND SELL. Subject to the terms and the conditions set forth in this Agreement, as of the Effective Time (as defined in Section 1.05):

      (a) BDPL will sell to Buyer, and Buyer will purchase from BDPL, an undivided 1/6 of 8/8ths interest in and to that certain pipeline system owned by BDPL located both onshore in Brazoria County, Texas, and offshore of the coast of Texas, which is referred to and described in Exhibit 1.01(a), including an undivided 1/6 of 8/8ths interest in and to all pipelines and related equipment and fixtures and any easements, right-of-ways, and permits necessary to conduct the Blue Dolphin Pipeline Business (the "Blue Dolphin Pipeline").

      (b) BPC will sell to Buyer, and Buyer will purchase from BPC, an undivided 1/6 of 8/8ths interest in and to that certain pipeline system owned by BPC located onshore in Brazoria County, Texas, which is referred to and described in
Exhibit 1.01(b), including an undivided 1/6 of 8/8ths interest in all pipelines and related equipment and fixtures and any easements, right-of-ways, and permits necessary to conduct the Buccaneer Pipeline Business (the "Buccaneer Pipeline");

      (c) MEI will sell to Buyer, and Buyer will purchase from MEI, an undivided 1/6 of 8/8ths interest in and to all of:

                        (i) those certain tracts or parcels of real estate
                  described in Exhibit 1.01(c)(i) (the "Land");

                        (ii) the onshore separation, vapor recovery, and
                  dehydration facilities, related equipment and fixtures owned by MEI which are located on the Land on the date of this Agreement (the "Shore Facilities"); and

      (d) BDPL will sell to Buyer, and Buyer will purchase from BDPL, an undivided 1/6 of 8/8ths interest in all of the pipeline described on Exhibit 1.01(d) including all related equipment and fixtures and any easements, right-of-ways, and permits (the "Omega Pipeline").

      The assets comprising the Businesses and the Omega Pipeline which are subject to the sale and assignment of an undivided 1/6 of 8/8ths interest pursuant to this Section are sometimes referred to herein collectively as the "Assets". The undivided 1/6 of 8/8ths interest in the Assets to be acquired by Buyer pursuant to this Section are sometimes referred to herein collectively as the "Purchased Interests" or singularly as a "Purchased Interest".

      1.02 PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") for the Purchased Interests shall be (i) U.S. $2,795,788 (the "Cash Payment"),
(ii) the assumption by Buyer of the Assumed Obligations (as defined in Section 7.01), and (iii) the Conditional Consideration (as defined in Section 1.03). The Purchase Price shall be allocated to Class III assets as defined in Temporary Treasury Regulation ss. 1.1060-1T(d)(2)(ii) and among the Purchased Interests in the manner set forth in Section 6.02(d). The Purchase Price shall be equitably adjusted in the event Buyer reasonably determines within 90 days of Closing that there is a defect in the title of the Assets.

      1.03  CONDITIONAL CONSIDERATION.

      (a) Seller may receive up to a maximum of an additional Five Hundred Thousand Dollars ($500,000) of Conditional Consideration during the four (4) year period following the Effective Time provided the Pre-Tax Cash Flow allocated and distributed to Buyer exceeds certain target levels.

                        (i) Pre-Tax Cash Flow means Buyer's share of
                  Distributable Proceeds (as defined in the applicable Operating Agreements) from the Purchased Interests and the Black Marlin Interests distributed to it pursuant to the applicable Operating Agreement with respect to the revenues realized during the period in question. Capital expenditures shall be deducted from Pre-Tax Cash Flow, provided, however, that if capital expenditures are made in anticipation of the generation of incremental revenue, then the annual economic depreciation amount computed under generally accepted accounting principles plus a 15% pre-tax return on the capital expenditures will instead be deducted from Pre-Tax Cash Flow.

                        (ii) Conditional Consideration shall be paid on an
                  annual basis equal to one hundred percent (100%) of the excess, if any, of the Pre-Tax Cash Flow for each twelve month period following March 1, 1999 above the Adjusted Pre-Tax Cash Flow Annual Target set forth in the following schedule:

                                     YEAR 1     YEAR 2    YEAR 3     YEAR 4
                                     ------     ------    ------     ------
-------------------------------------------------------------------------------
Annual Pre-Tax Cash Flow Target      $ 410,000  $ 406,000 $ 401,000  $ 395,000
-------------------------------------------------------------------------------
Cumulative Shortfall from Prior
Years                                ---------
-------------------------------------------------------------------------------
Adjusted Pre-Tax Cash Flow Annual
Target                               $ 410,000
-------------------------------------------------------------------------------
Actual Pre-Tax Cash Flow
-------------------------------------------------------------------------------
Net Shortfall (Payment to Seller)
-------------------------------------------------------------------------------


      (b) Buyer shall deliver or make available to Seller not later than April 1 of each year, a statement of the Pre-Tax Cash Flow for the twelve month period ending the last day of February of each year (terminating on February 28, 2003) and a determination of the Conditional Consideration, if any, to be paid to Seller. Seller shall have twenty (20) calendar days after the information specified in the preceding sentence is delivered or made available to them to examine such information and to present any objections that the Seller may have to such information, such objections shall be set forth in writing and in reasonable detail. Thereafter, Seller and Buyer shall promptly meet to discuss any of the objections raised by the Seller, and shall mutually use good faith efforts to resolve such objections. If the Seller does not deliver any written objection to Buyer within such twenty (20) calendar day period, the Seller shall be deemed to have accepted the determination of the Conditional Consideration and waived any objection thereto. Any objections by Seller pursuant to this provision that are not resolved within fifteen (15) calendar days after delivery of such written objections by the Seller, may be referred to a Arbitrating Accountant. The decision of the Arbitrating Accountant shall be binding and conclusive upon both Buyer and Seller. All fees and expenses of the Arbitrating Accountant will be paid one half by Buyer and one half by Seller. For purposes of this section, the Arbitrating Accountant will be mutually selected by Buyer and Seller from a nationally recognized firm of independent public accountants with offices in Houston, Texas, or if no such selection is made, by the American Arbitration Association at the request of either party.

      1.04 CUSTOMER CONTRACTS. The sale and purchase of the Purchased Interests shall include an assignment of undivided 1/6 of 8/8ths interest in and to all of the agreements described on Schedule 1.04 (the "Customer Contracts") pursuant to which certain persons have entered into agreements with one or more of the Blue Dolphin Companies with respect to (a) the transportation, separation, dehydration, or storage of natural gas, crude oil, and/or condensate through, by, and/or on certain of the Assets, or (b) the vapor recovery processes performed by MEI.

      1.05 EFFECTIVE TIME. The transfer of the ownership of the Purchased Interests shall be effective as of 9:00 a.m., Central Standard Time, on the day of the Black Marlin Closing (the "Effective Time"). All sums owing on account of the ownership, operation, or use of the Purchased Interests prior to the Effective Time shall be for the account of and charged to the appropriate Blue Dolphin Company, and all sums owing on account of the ownership, operation, or use of the Purchased Interests on or after the Effective Time shall be charged to and for the account of Buyer. The respective Blue Dolphin Company shall be entitled to any and all revenues, refunds, sums or amounts attributable to the ownership, operation, or use of the Purchased Interests prior to the Effective Time. Buyer shall be entitled to any and all revenues, refunds, sums or amounts attributable to the ownership, operation, or use of the Purchased Interests on and after the Effective Time. Nothing set forth in this Section 1.05 shall be construed, however, to supersede any agreements made pursuant to the Operating Agreements with respect to the operation of the Assets subsequent to the Effective Time, which shall be controlling for all such purposes. For purposes of this Section 1.05, (a) revenues shall be treated as realized with respect to the storage of crude oil, condensate, and natural gas liquids prior to the Effective Time to the extent such liquids were in storage in or on the Assets at the Effective Time and (b) such liquids shall be deemed delivered from storage on a "FIFO" basis.

      1.06 OTHER AGREEMENTS. At the Closing, Buyer is entering into the (i) Operating Agreements, and (ii) a purchase rights and participation agreement identical in form and content to Exhibit 1.06 (the "Purchase Rights Agreement").

                                   ARTICLE II

                                     CLOSING

      The closing of the transactions contemplated by this Agreement ("Closing") is taking place simultaneously with the execution of this Agreement. The Closing will only be effective on, and is contingent upon, the Black Marlin Closing. If the Black Marlin Closing has not occurred by March 31, 1999, the Closing under this Agreement and the Closing Agreements (as defined in Section 4.01(b)) shall be null and void. The Closing pursuant to this Agreement may be revoked by Buyer prior to the Effective Time if the Purchased Interests are materially damaged, lost or destroyed prior to the Effective Time if such damage, loss or destruction is not adequately compensated by insurance.

                                   ARTICLE III

                          ACTIONS TAKEN AT THE CLOSING

      3.01 ACTIONS TAKEN BY THE BLUE DOLPHIN COMPANIES. The Blue Dolphin Companies have executed and delivered on the date hereof the following:

      (a) an Assignment and Bill of Sale (the "Assignment") and any other instruments reasonably necessary to transfer an undivided 1/6 of 8/8ths interest in all of the Blue Dolphin Pipeline, the Buccaneer Pipeline and the Shore Facilities to Buyer, free and clear of all Liens, other than Permitted Encumbrances;

      (b) a Special Warranty Deed (the "Deed"), and any other instruments reasonably necessary to transfer an undivided 1/6 of 8/8ths interest in all of the Land to Buyer free and clear of all Liens, other than Permitted Encumbrances;

      (c)   the Operating Agreements;

      (d)   the Purchase Rights Agreement; and

      (e) an affidavit or other certification that such Blue Dolphin Company is not a "foreign person" within the meaning of Section 1445 (or similar provisions) of the Internal Revenue Code of 1986, as amended (i.e., such Blue Dolphin Company is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in such code and the regulations promulgated thereunder).

As used in this Agreement: (a) the term "Liens" shall mean any lien, pledge, claim, charge, security interest or other encumbrance, and (b) the term "Permitted Encumbrances" shall mean: (i) Liens for taxes not yet due and payable or which are being contested in good faith and disclosed in Schedule 3.01; (ii) materialmen's, mechanics', workers', repairmen's, or other similar Liens arising in the ordinary course of the operation of the Assets for amounts not due and payable or which are being contested in good faith and disclosed on Schedule 3.01; (iii) all rights to, consents by, required notices to, filings with, or other actions by governmental entities if the same are customarily obtained subsequent to sale or conveyance; (iv) rights reserved to or vested in any local, state, and federal governmental bodies, authorities, or agencies to control or regulate any of the real property occupied by the Assets in any manner, and all laws, rules, regulations, ordinances, and orders of any such bodies, authorities, or agencies; (v) Liens to be released at or before the Effective Time; (vi) any other Liens that do not, individually or in the aggregate, have a material adverse effect on the ownership, operation, or value of the Purchased Interests; (vii) the encumbrances and restrictions with respect to the Land described in Exhibit "B" to the Deed and (viii) the Applicable Operating Agreements (as defined in Section 4.01(h)).

      3.02 ACTIONS TAKEN BY BUYER. Immediately upon the Black Marlin Closing, Buyer shall deliver or cause to be delivered the Cash Payment by wire transfer of immediately available funds to the bank accounts designated by each Blue Dolphin Company. The Buyer has executed and delivered on the date hereof following:

      (a)   the Assignment;

      (b)   the Operating Agreements; and

      (c)   the Purchase Rights Agreement.

                                   ARTICLE IV

            REPRESENTATIONS BY AND WARRANTIES OF THE BLUE DOLPHIN
                                    COMPANIES

      4.01 THE BLUE DOLPHIN COMPANIES. Each Blue Dolphin Company, jointly and severally, represents and warrants to Buyer as set forth below:

      (a) ORGANIZATION AND POWERS. BDPL and MEI are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware and are duly qualified to do business in, and are in good standing under the laws of the State of Texas. BPC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. The Blue Dolphin Company has all corporate power and authority necessary to conduct its business as presently conducted, and to own, lease, or operate all properties now owned, leased, or operated by the Blue Dolphin Company.

      (b) AGREEMENTS AND CONSENTS. Neither the execution, delivery, nor performance of this Agreement, the Operating Agreements, the Assignment, the Deed, the Purchase Rights Agreement or any other documents or instruments executed and delivered at the Closing (the "Closing Agreements") by the Blue Dolphin Company will (i) conflict with or result in any breach of any provisions of the articles of incorporation, certificate of incorporation, or bylaws of that Blue Dolphin Company; (ii) to the knowledge of that Blue Dolphin Company, require the consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except as set forth in Schedule 4.01(b) or Section 6.07, or any regulatory approvals or routine governmental consents normally acquired after consummation of transactions such as transactions of the nature contemplated by this Agreement, (iii) except as set forth in Schedule 4.01(b), violate, effect acceleration of or result in the termination, cancellation, or modification of any material agreement, indenture, instrument, lease, contract, or other undertaking to which that Blue Dolphin Company is a party or is bound, except as provided in Section 6.07 or for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective

Time; (iv) violate any order, writ, injunction, or decree to which the Blue Dolphin Company is bound or may be bound, (v) to the knowledge of the Blue Dolphin Company, violate any statute, rule, or regulation to which that Blue Dolphin Company is bound or may be bound; or (vi) result in the imposition or creation of any Lien upon any of the Assets other than a Permitted Encumbrance.

      (c) LITIGATION; ORDERS. There is no action, suit, investigation, inquiry, or proceeding ("Litigation") pending, or to the knowledge of the Blue Dolphin Company threatened, to which such Blue Dolphin Company is or would be a party and which relates to the Assets. As of the date hereof there is no Litigation, judgment or outstanding order, writ, injunction, decree, stipulation, or award (whether rendered by a court or administrative agency, or by arbitration) to which that Blue Dolphin Company is bound that would prohibit or delay in any material respect the consummation of the transactions contemplated hereby or in the Closing Agreements or that could otherwise be reasonably expected to materially adversely affect the Purchased Interests.

      (d) VALIDITY AND ENFORCEABILITY. The Blue Dolphin Company has the corporate power and authority to execute and deliver this Agreement and the Closing Agreements. The execution and delivery by the Blue Dolphin Company of this Agreement and the Closing Agreements and the consummation by the Blue Dolphin Company of the transactions and performance of the terms and conditions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on behalf of that Blue Dolphin Company. This Agreement has been, and at the Closing the Closing Agreements will be, duly and validly executed and delivered by the Blue Dolphin Company and, assuming this Agreement and the Closing Agreements constitute valid and binding obligations of Buyer, this Agreement constitutes, and at the Closing this Agreement and the Closing Agreements will constitute, valid and binding obligations of the Blue Dolphin Company, enforceable in accordance with their respective terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, bank moratorium, fraudulent conveyance, or similar laws affecting creditors' rights generally, general principles of equity, and laws restricting the availability of equitable remedies).

      (e) CONDITION OF ASSETS. Except as set forth on Schedule 4.01(e), the Assets constitute all of the assets and properties used in connection with the Businesses. To the knowledge of the Blue Dolphin Company, the Assets owned by the Blue Dolphin Company are in serviceable and functional condition, subject only to (i) normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business based on the age and nature of such Assets or (ii) any other matters which do not have a material adverse effect on the Purchased Interests, and are suitable for the purposes used and are adequate for the normal operation of the respective Business.

      (f) OWNERSHIP OF ASSETS. The Blue Dolphin Company is the owner of and has title to the Purchased Interests which are to be assigned by that Blue Dolphin Company pursuant to Section 1.01, free and clear of all Liens other than Permitted Encumbrances.

      (g) GOVERNMENTAL LICENSES AND PERMITS. To the knowledge of the Blue Dolphin Company, (i) the Blue Dolphin Company possesses all governmental licenses, franchises, permits, certificates, orders, approvals, authorizations, exemptions, registrations, and similar documents or instruments (the "Permits") necessary for the ownership, operation, and maintenance of the Assets as currently operated (all of which are listed on Schedule 4.01(g)), and

(ii) the Assets are in compliance with the Permits and all orders, judgments and decrees applicable to the ownership, use, maintenance, and operation of the Assets.

      (h) CONTRACTS. Schedule 1.04 sets forth all of the Customer Contracts. The contracts and agreements listed on Schedule 4.01(h) (the "Applicable Operating Agreements") constitute all of the material contracts and agreements (other than the Customer Contracts) relating to the continued ownership, operation, and maintenance of the Assets by the Blue Dolphin Company and, except as set forth on Schedule 4.01(h), each of the Customer Contracts and the Applicable Operating Agreements is in full force and effect and there is no breach or default by the Blue Dolphin Company under any such contract or agreement (or the occurrence of any event which, after the giving of notice or the passage of time or otherwise, will result in a breach or default) that could reasonably be expected to have a material adverse effect on the ownership, operation, or maintenance of the Purchased Interests. To the knowledge of the Blue Dolphin Company, no other party to any of such contracts or agreements is in breach of or in default under such contracts and agreements, nor has any assertion been made by the Blue Dolphin Company of any such breach or default. Except as disclosed on Schedule 4.01(h) and Section 6.08, each of such contracts and agreements are freely and fully assignable to Buyer without penalty or other adverse consequence.

      (i) COMPLIANCE WITH LAWS. To the knowledge of the Blue Dolphin Company, the Blue Dolphin Company is operating the Assets in compliance with all laws, rules and regulations of federal, state, or local entities (other than Environmental Laws (as defined below)) which have jurisdiction over the Blue Dolphin Company or the ownership, operation, and maintenance of the Assets. The Blue Dolphin Company is not charged and has not been charged with or, to the knowledge of the Blue Dolphin Company, threatened with or under investigation with respect to, any violation of any applicable law relating to any aspect of the ownership or operation of the Assets or the operation of the respective Business.

      (j) ENVIRONMENTAL MATTERS. Except as set forth on Schedule 4.01(j), to the knowledge of the Blue Dolphin Company, the Assets have been operated by the Blue Dolphin Company in compliance with all applicable Environmental Laws (as defined below), other than violations which individually or in the aggregate do not and will not have a material adverse effect on the operation and ownership of the Assets or the results of operations and the condition (financial or otherwise) or prospects of the respective Business. There is at the date hereof no pending Litigation or, to the knowledge of that Blue Dolphin Company, any threatened Litigation, relating to any violation of any Environmental Laws with respect to the Assets; and to the Blue Dolphin Company's knowledge, all material notices, permits, or similar authorization, if any, required to be obtained or filed in connection with the ownership and operation of the Assets, including, without limitation, the treatment, storage, disposal, or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed. As used in this Agreement "Environmental Laws" means any and all laws, statutes, ordinances, rules, regulations, orders, judicial, or arbitrated decisions, or determinations of any governmental authority or court pertaining to the environment currently in effect in Brazoria or Galveston County, Texas and offshore of the Texas Gulf Coast, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended

("RCRA"), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, comparable state and local laws, and other safety, health, and environmental conservation or protection laws. The term "release" has the meaning specified in the CERCLA, and the term "disposal" (or "disposed") has the meaning specified in the RCRA.

      (k) NO BROKERS. Neither the Blue Dolphin Company nor any of its affiliates has employed any investment banker, broker, or finder in connection with the transactions contemplated by this Agreement, nor has any of them taken any action which would give rise to any valid claim against Buyer or any of its affiliates, officers, directors, or employees for a brokerage commission, finder's fee, or other like payment in connection with the transaction evidenced hereby.

      (l) CONFORMITY OF COPIES. The Blue Dolphin Companies have made available to Buyer accurate and complete copies of all Customer Contracts and Applicable Operating Agreements.

      (m) NO CHANGES. Except as disclosed on Schedule 4.01(m), since December 31, 1998 (i) there has not been any material adverse change in, or any event or condition that might reasonably be expected to result in any material adverse change in, the business, assets, results of operations, or condition of the Businesses or the ownership or operation of the Assets or any material portion thereof; (ii) the Businesses have been conducted only in the ordinary course consistent with past practice; (iii) the Blue Dolphin Company has not, in respect of the Business conducted by that Blue Dolphin Company, incurred any material liability, engaged in any material transaction, or entered into any material agreement outside the ordinary course of business consistent with past practice; (iv) the Blue Dolphin Company has not suffered any material loss, damage, destruction, or other casualty to any of the Assets (whether or not covered by insurance); and (v) the Blue Dolphin Company has not, in respect of the Business conducted by that Blue Dolphin Company, taken any of the actions set forth in Section 6.07 except as permitted thereunder.

      (n) ACCURACY AS OF THE EFFECTIVE TIME. The representations and warranties made in this Article IV will be true and correct on and as of the Effective Time with the same force and effect as if such representations and warranties had been made on and as of the Effective Time, except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Effective Time as of such earlier date.

      (o) NOT A RETAILER. MEI is not engaged in the business of selling tangible personal property at retail, does not hold a sales and use tax permit issued by the state of Texas, and has not made any retail sale of tangible personal property during the twelve month period ending on the Effective Time.

      (p) EMPLOYEES. None of the Blue Dolphin Companies employ any individuals.

      (q) CORPORATE STRUCTURE. Each Blue Dolphin Company is wholly owned by Blue Dolphin Energy Company, a Delaware corporation.

      (r) FORECASTS AND PROJECTIONS. To the knowledge of the Blue Dolphin Companies, the forecasts of future production from the reserves of parties to the Customer Contracts previously provided to MCNIC by the Blue Dolphin Companies were prepared based upon reasonable assumptions.

      (s) DISCLOSURE OF OTHER MATTERS. To the knowledge of the Blue Dolphin Company, no representation or warranty made by the Blue Dolphin Company in this Agreement, and no statement of the Blue Dolphin Company contained in any Closing Agreement, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. To the knowledge of the Blue Dolphin Company, it is not aware of any information which could not have been discovered pursuant to a reasonable and diligent investigation of the files and records maintained by the Blue Dolphin Company which would materially and adversely affect the operation or ownership of the Assets. The Blue Dolphin Company has made available to Buyer accurate and complete copies of all agreements, documents, and other writings referred to or listed in this Article or any Schedule hereto.

      (t) PUBLIC UTILITY HOLDING COMPANY ACT COMPLIANCE. None of the Blue Dolphin Companies is a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      4.02 NO OTHER WARRANTIES. Except as and to the extent set forth in this
Article IV, the Blue Dolphin Company (i) has not made any representations or warranties to Buyer whatsoever, and (ii) hereby disclaims all liability and responsibility for any other representation, warranty, statement, or information made or communicated (orally or in writing) to Buyer by any person, including without limitation a Blue Dolphin Company or any of their representatives. Specifically, Buyer acknowledges that none of the Blue Dolphin Companies nor any of their affiliates have made any representation or warranty other than that which is set forth in Section 4.01(e) relating to the condition, fitness, or suitability of any of the tangible assets included in the Purchased Interests, and acknowledges that it will acquire such tangible assets, except for the representations set forth in Section 4.01(e), "AS IS" and "WHERE IS" without any representation or warranty from any of the Blue Dolphin Companies or any of their affiliates relating to their condition, merchantability or fitness for a specific purpose.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF BUYER

      5.01 BY BUYER. Buyer represents and warrants to each of the Blue Dolphin Companies as set forth below:

      (a) ORGANIZATION AND POWERS. Buyer (i) is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware,
(ii) is duly qualified to do business in, and is in good standing under the laws of, the state of Texas, and (iii) has all corporate power and authority necessary to conduct its business as it is presently conducted.

      (b) AGREEMENTS AND CONSENTS. Neither the execution, delivery, nor performance of this Agreement or the Closing Agreements by Buyer will (i) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of Buyer; (ii) to Buyer's knowledge, require the consent or approval, authorization, or permit of, or filing with or notification to, any governmental or regulatory authority, except any regulatory approvals or routine governmental consents normally acquired after consummation of transactions such as transactions of the nature contemplated by this Agreement, (iii) violate, effect acceleration of, or result in termination, cancellation, or modification of any material agreement, indenture, instrument, lease, contract, or other undertaking to which Buyer is a party or by which it is bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective Time; or (iv) violate any order, writ, or injunction to which Buyer is bound or may be bound, or (v) to the knowledge of Buyer, violate any decree, statute, rule, or regulation to which Buyer is bound or may be bound.

      (c) LITIGATION; ORDERS. There is no Litigation, judgment or outstanding order, writ, injunction, decree, stipulation, or award (whether rendered by a court or administrative agency, or by arbitration) pending, or to the knowledge of Buyer threatened, to which Buyer is or would be a party or to which Buyer is bound that would have an adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or in the Closing Agreements or that would prevent or delay in any material respect the consummation of the transactions contemplated hereby or in the Closing Agreements or could otherwise be reasonably expected to materially adversely affect the Purchased Interests.

      (d) VALIDITY AND ENFORCEABILITY. Buyer has the corporate power and authority to execute and deliver this Agreement and the Closing Agreements. The execution and delivery by Buyer of this Agreement and the Closing Agreements and the consummation by Buyer of the transactions and performance of the terms and conditions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on behalf of Buyer. This Agreement has been, and at the Closing the Closing Agreements will be, duly and validly executed and delivered by Buyer and, assuming this Agreement and the Closing Agreements constitute a valid and binding obligation of the Blue Dolphin Companies, the Agreements constitute, and at the Closing the Closing Agreements will constitute, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, bank moratorium, fraudulent conveyance, or similar laws affecting creditors' rights generally, general principles of equity, and laws restricting the availability of equitable remedies).

      (e) NO BROKERS. Neither Buyer nor any of its affiliates has employed any investment banker, broker, or finder in connection with the transactions contemplated by this Agreement, nor has any of them taken any action which would give rise to any valid claim against any Blue Dolphin Company or any of their affiliates, officers, directors, or employees for a brokerage commission, finder's fee, or other like payment in connection with the transaction evidenced hereby.

      (f) NO DISTRIBUTION. Buyer is an experienced and knowledgeable investor in the natural gas and liquids pipeline business. Prior to entering into this Agreement, Buyer was advised by its counsel and such other persons it has deemed appropriate concerning this Agreement. Buyer is acquiring the Purchased Interests for its own account and for investment, and not in connection with a distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations as promulgated thereunder or any applicable state blue sky laws.

      (g) CORPORATE STRUCTURE. Buyer is wholly owned by WBI Holdings, Inc., a Delaware corporation.

      (h) ACCURACY AS OF THE EFFECTIVE TIME. The representations and warranties made in this Article V will be true and correct on and as of the Effective Time with the same force and effect as if such representations and warranties had been made on and as of the Effective Time, except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Effective Time as of such earlier date.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

      6.01 PUBLIC ANNOUNCEMENTS. Without the prior written approval of the other parties hereto, which approval shall not be unreasonably withheld, no party hereto will issue, or permit any agent or affiliate to issue, any press releases or otherwise make or cause any agent or affiliate to make, any public statements with respect to this Agreement or the transactions contemplated hereby except where such release or statement is deemed in good faith by the releasing party to be required by applicable law or any national securities exchange. Any party or parties issuing such a release or statement will use its or their reasonable efforts to provide a copy to the other parties prior to the issuance of such release or statement.

      6.02  TAX MATTERS.

      (a) The term "Taxes" shall mean all income, gross receipts, profits, franchise, sales, use, occupation, property (including in lieu-of-taxes), ad valorem, capital, wealth, environmental, employment, severance, production, excise, stamp, transfer, workers' compensation, social security, withholding or similar taxes, motor vehicle registration fees, customs or import duties and all other taxes or other governmental fees or charges imposed by any country or political subdivision thereof, together with any interest, additions or penalties with respect thereto.

      (b) Buyer shall pay all transfer taxes, including without limitation, sales, use, excise (including excise taxes on petroleum, products of petroleum, petrochemicals, chemicals, and other taxable substances), stamp, documentary, filing, recording, permit, license, authorization, and other similar Taxes, filing fees and similar charges ("Transfer Taxes"), incurred or imposed in connection with or as a result of the transactions effected pursuant to this Agreement regardless of upon whom such Transfer Tax is levied or imposed by law. Buyer shall prepare and file all returns and reports for such Transfer Taxes. Should any of the Blue Dolphin Companies be required by law to pay such Transfer Tax, Buyer shall notify the appropriate Blue

Dolphin Company of such amount and the due dates thereof and remit the amount of such Transfer Tax and pre-prepared filings associated therewith to the Blue Dolphin Company for remittance at least ten days before such Transfer Tax is due.

      (c) The Blue Dolphin Companies shall be liable for all Taxes (other than Transfer Taxes described in Section 6.02(b)) incurred in connection with the sale of the Purchased Interests and all taxes with respect to the ownership and operation of the Purchased Interests for taxable periods ending on or before the Effective Time. Buyer shall be liable for its pro rata share of all Taxes (other than (subject to its obligations under the Operating Agreements) employment, workers' compensation, social security, withholding, or similar taxes relating to employees) imposed with respect to the ownership and operation of the Assets for periods beginning after the Effective Time. With respect to any taxable period which includes the Effective Time (i) property and other ad valorem Taxes accruing with respect to the Purchased Interests shall be apportioned between the respective Blue Dolphin Company, on the one hand, and Buyer, on the other hand, based on the daily proration of such Taxes, and (ii) any other Taxes accruing during such period shall be equitably apportioned among the parties.

      (d) The Blue Dolphin Companies and Buyer agree that the Purchase Price shall be allocated among the Purchased Interests in the manner set forth in
Schedule 6.02(d). Each party agrees to complete IRS Form 8594 consistently with the agreed allocation and to furnish the other party with a draft copy of such form within a reasonable period before the filing due date of such form. Neither the Blue Dolphin Companies nor Buyer shall file any return with a tax authority that is inconsistent with such allocation.

      6.03 FURTHER ASSURANCES. After the Closing, the Blue Dolphin Companies and Buyer shall, and shall cause their affiliates to, execute, acknowledge, and deliver all such further conveyances, notices, assumptions, releases, and acquittances, and such other instruments, and shall take such further actions, as may be necessary or appropriate more fully to assure to Buyer, and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers, and privileges intended to be conveyed to Buyer pursuant to this Agreement and to assure fully to the Blue Dolphin Companies, their affiliates and successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer pursuant to this Agreement.

      6.04 CASUALTY LOSS AND CONDEMNATION. In the event that there exist at and as of the Effective Time any casualty loss or condemnation proceeding with respect to the Purchased Interests, the Blue Dolphin Companies shall assign to Buyer at and as of the Effective Time any rights it may have to claims against any insurance carrier, governmental entity, or third party with respect to such casualty loss or condemnation proceeding.

      6.05 CONDUCT AND PRESERVATION OF BUSINESS. Except as expressly provided in this Agreement, during the period from the date hereof until the Effective Time, each Blue Dolphin Company (i) shall conduct the Business now conducted by that Blue Dolphin Company only in the ordinary course consistent with past practice and in compliance with all applicable laws; (ii) shall use its reasonable best efforts to preserve, maintain, and protect the Assets; and (iii) shall use its reasonable best efforts to preserve intact the business organization of such Business, to keep available the services of the employees of the Business, and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having business relationships with the Business.

      6.06 RESTRICTIONS ON CERTAIN ACTIONS. Without limiting the generality of
Section 6.05, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, each Blue Dolphin Company shall not, without the prior written consent of Buyer:

            (a) make any material change in the ongoing operations of the Assets or the Business;

            (b) except in the ordinary course of the Business consistent with past practice, create, incur, guarantee, or assume any indebtedness for borrowed money in respect of the Business;

            (c) mortgage or pledge any of the Assets or create or suffer to exist any encumbrance thereupon, other than the Permitted Encumbrances;

            (d) sell, lease, transfer, or otherwise dispose of, directly or indirectly, any of the Assets, other than inventories of finished goods sold in the ordinary course of the Business consistent with past practice;

            (e) make any capital expenditure or expenditures relating to any of the Businesses which, individually, is in excess of $10,000 or, in the aggregate, are in excess of $10,000;

            (f) permit any current insurance or reinsurance policies covering the Assets to be cancelled or terminated or any of the coverages thereunder to lapse if such policy covers Assets or insures risks, contingencies, or liabilities of the Businesses, unless simultaneously with such cancellation, termination, or lapse, replacement policies providing coverage equal to or greater than the coverage cancelled, terminated, or lapsed are in full force and effect and written copies thereof have been provided to Buyer;

            (g) take any action which would make any of the representations or warranties of a Blue Dolphin Company contained in this Agreement untrue or inaccurate as of any time from the date of this Agreement to the Effective Time or would result in any of the conditions set forth in this Agreement not being satisfied; or

            (h) authorize or agree in writing or otherwise to take any of the actions described in this Section.

      6.07 THIRD PARTY CONSENTS. The Blue Dolphin Companies and Buyer shall use their respective reasonable best efforts to obtain all consents, approvals, orders, authorizations, and waivers of, and to effect all declarations, filings, and registrations with, all third parties (including governmental entities) that are necessary or required to enable the Blue Dolphin Companies to transfer the Purchased Interests to Buyer as contemplated by this Agreement and to otherwise consummate the transactions contemplated hereby. All costs and expenses of obtaining or effecting any and all of the consents, approvals, orders, authorizations, waivers, declarations, filings, and registrations referred to in this Section shall be borne by the Seller, provided, however, that the foregoing shall not affect the obligation of Buyer to pay recording costs and such expenses as required to comply with regulatory requirements imposed by the Federal Energy Regulatory Commission and the Minerals Managements Service with respect to this transaction.

      6.08 AMENDMENT OF SCHEDULES. Each Blue Dolphin Company agrees that, with respect to the representations and warranties of such Blue Dolphin Company contained in this Agreement, such Blue Dolphin Company shall have the continuing obligation until the Effective Time to supplement or amend promptly the Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. For all purposes of this Agreement, the Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be waived and no party shall be entitled to make a claim thereon pursuant to the terms of this Agreement.

                                   ARTICLE VII

      ASSUMPTION AND INDEMNIFICATION

      7.01 ASSUMPTION OF LIABILITIES RELATING TO THE PURCHASED INTERESTS. As of the Effective Time, Buyer shall assume and agree to pay, perform, and discharge or cause to be paid, performed, and discharged all duties, obligations, and liabilities ("Obligations") arising out of, in connection with, or otherwise in respect of the ownership or operation of the Purchased Interests, whether primary or secondary, fixed or contingent, arising after the Effective Time, including a pro rata portion of the duties, obligations, and liabilities of the Blue Dolphin Companies under the Customer Contracts and the Applicable Operating Agreements (collectively, the "Assumed Obligations"); provided, however, that Buyer does not assume any Obligations of the Blue Dolphin Companies associated with or arising out of matters as to which a Blue Dolphin Company is obligated to indemnify Buyer pursuant to Section 7.02.

      7.02 INDEMNIFICATION BY THE BLUE DOLPHIN COMPANY. Each Blue Dolphin Company shall jointly and severally indemnify, defend, and hold harmless Buyer (and its directors, officers, employees, affiliates, successors, and assigns) from and against any Obligations based upon, arising out of or otherwise in respect of (a) any inaccuracy in or breach of any representation, warranty, or covenant of any Blue Dolphin Company contained in this Agreement; (b) any Obligations arising out of, in connection with, or otherwise in respect to the ownership of the Purchased Interests arising before the Effective Time, and (c) any liability for Taxes the responsibility for the payment of which is retained by that Blue Dolphin Company pursuant to Section 6.02(c); provided, however, that the Blue Dolphin Companies shall have no liability under this Section 7.02 with respect to matters described in clause (a) above for Obligations until the aggregate amount of such Obligations shall exceed the sum of $100,000 and, in any event only with respect to the amount in excess thereof, subject at all times, to the provisions of this Article VIII. Notwithstanding anything to the contrary herein contained, the maximum aggregate amount of the obligations of the Blue Dolphin Companies to indemnify Buyer pursuant to this Section 7.02 shall be the Purchase Price.

      7.03 INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend, and hold harmless each of the Blue Dolphin Companies (and their respective directors, officers, employees, affiliates, successors, and assigns) from and against any Obligations based upon, arising out of or otherwise in respect of (a) any inaccuracy in or breach of any representation, warranty, or covenant of Buyer contained in this Agreement; (b) any liability for Taxes the responsibility for the payment of which is assumed by Buyer pursuant to Section 6.04(b) and (c) hereof; and (c) the Assumed Obligations.

      7.04 NOTICE OF ASSERTED LIABILITY. Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim, or circumstance which, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement), or any action, proceeding, or investigation (an "Asserted Liability") that may result in an Obligation, the Indemnitee shall give notice thereof (the "Claims Notice") to the other party hereto (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Obligation that has been or may be suffered by the Indemnitee. Notwithstanding the foregoing, no party shall have any liability for claims arising pursuant to Section 7.02(a) or 7.03(a) unless a Claims Notice has been delivered within the appropriate time period indicated in Section 8.01.

      7.05 OPPORTUNITY TO DEFEND. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability and if it does so the Indemnifying Party shall have the right to make all judgments and decisions in respect of the handling of the defense of such Asserted Liability and the settlement or compromise of the Asserted Liability, subject to the provisions of this Section 7.05. If the Indemnifying Party elects to defend such Asserted Liability, it shall within 30 days of the Claims Notice (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, as requested by and at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise, or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim subject to indemnification over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records, or other documents within its control that are necessary or appropriate for such defense.

      7.06 NEGLIGENCE AND STRICT LIABILITY WAIVER. The indemnification provided for in this Article VIII shall be applicable regardless of whether Obligations in question arose solely or in part from the active, passive, or concurrent negligence of any Indemnitee (or under any theory of strict liability) prior to the Effective Time or after the Effective Time, as the case may be.

      7.07 EXCLUSIVE REMEDY. After the Closing, and to the extent permitted by applicable law, the rights and remedies expressly set forth in this Agreement and in the Closing Agreements shall be the exclusive rights and remedies of the parties hereto with respect to losses or claims relating to the transactions consummated pursuant to this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

      8.01 SURVIVAL. The representations and warranties made by the Blue Dolphin Companies and Buyer pursuant to this Agreement shall expire eighteen (18) months after the Effective Time and shall thereafter be of no force and effect except such representations and warranties shall be considered as continuing until three (3) years after the Effective Time with respect to any intentional and willful misrepresentations set forth herein, after which time no claim or suit may be brought with respect to the same and provided, however, that the representations and warranties with respect to the Omega Pipeline shall expire at the Closing.

      8.02 DUE DILIGENCE REVIEW. Buyer acknowledges that it has assumed the responsibility for conducting its own due diligence review with respect to the Assets and the transactions contemplated hereby. Buyer acknowledges that it has been provided full access to such information as it has requested from the Blue Dolphin Companies with respect to the Assets and the books, records, facilities, leases, equipment, consultants, and personnel of the Blue Dolphin Companies and all other matters and things sought to be examined by Buyer in connection with its due diligence investigation, and that it has conducted its due diligence review to its satisfaction, except it has not been given an opportunity to review any title information. Buyer acknowledges that it has conducted its own independent evaluation of any forecast or projection provided to it by any of the Blue Dolphin Companies or their representatives, and specifically has independently evaluated the future throughput, revenue, and expenses of the Purchased Interests.

      8.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

      8.04 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to the conflicts of law principles thereof.

      8.05 ENTIRE AGREEMENT. The Agreements and the Schedules and Exhibits hereto supersede all prior agreements between the parties (written or oral) and, is intended as a complete and exclusive statement of the terms of the agreement between the parties. This Agreement may be amended only by a written instrument duly executed by the parties.

      8.06 EXPENSES. Except as expressly set forth in this Agreement, whether the transactions contemplated hereby are or are not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

      8.07 NOTICES. All notices hereunder shall be sufficiently given (and deemed made) for all purposes hereunder if in writing and (a) delivered personally, (b) sent by documented overnight delivery service, (c) to the extent receipt is confirmed, sent by telecopy, telefax, or other electronic transmission service to the appropriate address or number as set forth below, or
(d) sent by United States mail, postage prepaid with return receipt requested. Notices to any of the Blue Dolphin Companies shall be transmitted or addressed to:

      (Name of Blue Dolphin Company)
      801 Travis, Suite 2100
      Houston, Texas 77002
      Attention:  President
      Telecopier No.: (713) 227-7626

      with a copy to:

      Doherty, Doherty & Adams, L.L.P.
      1717 St. James Place, Suite 520
      Houston, Texas 77056
      Attention:  Mr. Casey W. Doherty
      Telecopier No.: (713) 572-1001

or at such other addresses or telefax numbers and to the attention of such other person as the Blue Dolphin Company may designate by written notice to each of the other parties.

      Notices to Buyer shall be transmitted or addressed to:

      200 North 3rd Street, Suite 300
      Bismarck, North Dakota 58501
      Attention: Darwin Subart
      Telecopier No.: 701/221-1297

      with a copy to:

      200 North 3rd Street, Suite 300
      Bismarck, North Dakota 58501
      Attention: John K. Castleberry
      Telecopier No.: 701/221-1297

or at such other addresses or telefax numbers and to the attention of such other person as Buyer may designate by written notice to each of the other parties.

      8.08 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto.

      8.09 HEADINGS. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

      8.10 SEVERABILITY. If any term or provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any material adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      8.11 NO THIRD PARTY BENEFICIARIES. Except as provided in Article VIII, nothing in this Agreement shall entitle any person other than the Blue Dolphin Companies and Buyer or their respective successors and assigns permitted hereby to any claim, cause of action, remedy, or right of any kind.

      8.12 CROSS-REFERENCES. References in this Agreement to Articles, Sections, Exhibits, or Schedules shall be deemed to be references to Articles, Sections, Exhibits, and Schedules of this Agreement unless the context specifically and expressly requires otherwise.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the date first above written.

WBI SOUTHERN, INC.                        BLUE DOLPHIN PIPE LINE COMPANY,
a Delaware corporation                    a Delaware corporation

By:_________________________               By:__________________________________
   John K. Castleberry,                       William Fisher,
   President and Chief Executive Officer      Senior Vice President


                                          BUCCANEER PIPE LINE CO.,
                                          a Texas corporation


By:__________________________________
                                               William Fisher,
                                               Senior Vice President


                                          MISSION ENERGY, INC.,
                                          a Delaware corporation

                                          By:_________________________________
                                                William Fisher,
                                                Senior Vice President